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                                                                     EXHIBIT 5.1


BAKER BOTTS L.L.P.                               ONE SHELL PLAZA      AUSTIN
                                                 910 LOUISIANA        BAKU
                                                 HOUSTON, TEXAS       DALLAS
                                                 77002-4995           HOUSTON
                                                 713.229.1234         LONDON
                                                 FAX 713.229.1522     NEW YORK
                                                                      WASHINGTON




December 4, 2003

018868.0124

Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002

Ladies and Gentlemen:

         As set forth in Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (No. 333-106484) to be filed by Edge Petroleum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 162,409 shares (the "Plan Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company that may be issued pursuant to the terms of the Miller Exploration Company Stock Option and Restricted Stock Plan of 1997, as amended (the "Miller Plan"), certain legal matters in connection with the Plan Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Post-Effective Amendment.

         In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Company's Restated Articles of Incorporation and Bylaws, each as amended to date, (ii) the Agreement and Plan of Merger dated as of May 28, 2003 by and among the Company, Edge Delaware Sub Inc., a Delaware corporation, and Miller Exploration Company, a Delaware corporation, pursuant to which the Company assumed all options outstanding under the Miller Plan, (iii) copies of the Miller Plan, (iv) originals, or copies certified or otherwise identified, of corporate records of the Company, (v) certificates of public officials and of representatives of the Company and (vi) statutes and other instruments or documents. In giving such opinions, we have relied upon a certificate of officers of the Company with respect to the accuracy of the material factual matters contained in such certificate.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Plan Shares will be not less than the par value of the Plan Shares.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:
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BAKER BOTTS L.L.P.
                                      2                         December 4, 2003


         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

         2. The Plan Shares subject to original issuance by the Company have been duly authorized by all necessary corporate action on the part of the Company, and when and to the extent issued and sold from time to time in accordance with the terms and conditions of the Miller Plan and upon payment therefor as provided in the Miller Plan, such Plan Shares will be validly issued, fully paid and nonassessable.

         This opinion is limited to the original issuance of Plan Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it or purchased other than from the Company.

         This opinion is limited to the Delaware General Corporate Law. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.


                                              Very truly yours,

                                              /s/ Baker Botts L.L.P.